EXHIBIT 10.17

                            JUSCO SERVICES AGREEMENT

     THIS JUSCO SERVICES AGREEMENT ("Agreement") is made and entered into as of the 1st day of August, 1995 (the "Effective Date") by and between JUSCO CO., LTD. ("JUSCO"), a corporation organized and existing under the laws of Japan, with its principal office AT 1-5-1, NAKASE, MIHAMA-KU, CHIBA-SHI, CHIBA KEN, 261, JAPAN, AND MEGA SPORTS CO., LTD. (the "Company"), a company organized and existing under the laws of Japan, having its principal office AT 1-5-1 NAKASE, MIHAMA-KU, CHIBA-SHI, CHIBA, 261 JAPAN.

     WHEREAS, JUSCO is a leading retailer and possesses know-how concerning the management of retailing in Japan;

     WHEREAS, JUSCO and The Sports Authority, Inc. ("TSA"), a well-known U.S. retailer, have agreed under a certain Joint Venture Agreement dated January 19, 1995, as amended, to form the Company to develop and operate the TSA Stores (as defined herein) in Japan (the "JVA");

     WHEREAS, the Company wishes to operate the TSA Stores in Japan and has requested that TSA provide certain services to the Company pursuant to a License Agreement (the "License Agreement") and a TSA Services Agreement (the "TSA Services Agreement") between TSA and the Company dated as of the date hereof; and

     WHEREAS, the Company has also requested that JUSCO provide to the Company certain Company Employee Services and Requested Assistance relating to the assignment or selection of full-time employees for the Company and the location, administration, management and operation of the TSA Stores;

     NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 "Business Day(s)" shall mean a day, excluding Saturday, in which the banks in both New York and Tokyo are open for business.


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     1.2 "Business Travel Expenses" shall mean business or executive class airfare for officers and MANAGERS of JUSCO, and COACH CLASS FOR ALL OTHERS BELOW MANAGER LEVEL (with all airfares within a class of travel to be at the lowest fare for the route with the least number of stops), reasonable business hotel accommodations, meals and transportation within the U.S. or Japan, and other reasonable out-of-pocket expenses, in accordance with JUSCO's policies.

     1.3 "Company Employee Services" shall mean JUSCO's assignment to the Company of JUSCO employees or assistance to the Company in hiring individuals, as full-time employees of the Company, as such services are described in further detail in Article 2.1.

     1.4 "Expenses" shall mean the expenses incurred by JUSCO:

     (I) with respect to each JUSCO employee assigned to the Company to perform Company Employee Services on a full-time basis, to the extent the JUSCO employee is not paid directly by the Company (and apart from any full-time employees which JUSCO assisted the Company in hiring who are paid directly by the Company), for salary (including paid vacation), bonus and all other benefits in accordance with JUSCO's policies, including such benefits as medical benefits, and for all Business Travel Expenses for JUSCO employees (to the extent not paid directly by the Company) and JUSCO's reasonable out-of-pocket expenses in connection with such JUSCO employees; and

     (ii) with respect to Requested Assistance provided by JUSCO to the Company, for all Business Travel Expenses for JUSCO employees and other reasonable out-of-pocket expenses incurred by JUSCO in providing Requested Assistance and, in addition, for assistance that requires JUSCO third party contractors or consultants to perform services on behalf of the Company (whether or not resident in Japan) for any period of time, for all expenses incurred by JUSCO for such third party contractors or consultants in performing such services, including contractor and consultant fees, travel and out-of-pocket expenses (prorated, in the case of contractor and consultant fees, based upon the relative amounts of time expended by such contractor or consultant during the applicable Fiscal Year in rendering services to the Company and JUSCO, respectively); provided, however, that Expenses shall not include any amounts attributable to contractor or consulting fees unless the services to be provided by such


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contractors or consultants are approved in writing by the Company.

"Expenses" shall not include expenses other than those enumerated in (i) and
(ii) above.

     1.5 "Fees" shall mean an amount equal to one (1) percent of Gross Sales of the TSA Stores in the Territory, which shall be in lieu of payment for salary and other compensation paid by JUSCO with respect to JUSCO employees providing Requested Assistance to the Company under this Agreement. The Fees may be reviewed from time to time to insure that they are commensurate with the Requested Assistance provided by JUSCO to the Company, and may be amended only by mutual written agreement of the parties.

     1.6 "Fiscal Year" shall mean the Company's fiscal year. The Company shall give prompt notice to JUSCO of any change in designation of the Company's fiscal year.

     1.7 "Gross Sales" shall mean the total sales revenues received for merchandise and services furnished at the TSA Stores in the Territory (AS DEFINED HEREIN), whether by the Company, its Related Company or Affiliate Company (as those terms are defined in the JVA), tenants or licensees, whether for cash or on credit, except that the following shall be excluded in calculating Gross Sales: (i) sales of merchandise subsequently returned for refund or credit; and (ii) value added taxes, consumption taxes and any other applied taxes imposed by governments, excluding withholding taxes, if any. Gross Sales shall be calculated net of any allowances given with respect to defective merchandise.

     1.8 "Party(ies)" shall mean JUSCO or the Company or both.

     1.9 "Requested Assistance" shall mean services requested by the Company from JUSCO in Japan, as such services are described in further detail in Article 2.2.

     1.10 "Term" shall mean the period from the Effective Date to and including the expiration or termination date hereof.

     1.11 "Territory" shall mean Japan.

     1.12 "TSA Store" shall mean a sporting goods retail outlet consisting of more than 20,000 square feet (or approximately 1,800 square meters) of gross indoor floor space primarily devoted to the sale of a broad


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assortment of sporting goods and equipment, footwear and apparel.

                                   ARTICLE II
                                    SERVICES

     JUSCO agrees to render the following services to the Company, in accordance with the mutual agreement of the Parties, during the Term:

     2.1 COMPANY EMPLOYEE SERVICES (FULL-TIME COMPANY EMPLOYEES). At the request of the Company, assignment to the Company of JUSCO employees (in which case JUSCO's Expenses are set forth in Article 1.4(i)) or, at JUSCO's option, assistance to the Company in hiring individuals (in which case the Company shall directly pay salaries and all other expenses) to fill positions of the Company on a full-time basis. The Parties acknowledge that the term of any JUSCO employee transferred to the Company may be terminated at any time by JUSCO, the Company or the employee, at which time JUSCO has the option of accepting the return of such employee to JUSCO. Without limiting any other employee termination rights of the Company, if either JUSCO or the Company intends to terminate the term of any JUSCO employee transferred to the Company by initiating a return of such employee to JUSCO, such Party shall give to the other written notice at least ninety (90) days prior to the expected date of any such transfer.

     2.2 REQUESTED ASSISTANCE (PART OR FULL-TIME ON A TEMPORARY BASIS). Subject to certain restrictions as set forth below, at the request of the Company, JUSCO through its employees or through third party contractors or consultants, shall assist the Company on a temporary, part-time or consulting basis. Such Requested Assistance shall consist of JUSCO's support and cooperation to assist the Company in meeting the following objectives:

     (a) REAL ESTATE. Enabling the Company to analyze, select and obtain the most appropriate real estate sites in the most favorable locations in the TERRITORY on terms which will most enhance the value of the Company.

     (b) CONSTRUCTION. Enabling the Company to carry out planning, renovation and building construction for TSA Stores in the TERRITORY, including, at the Company's request, oversight of design and construction management on terms which will most enhance the value of the Company, and supervision of the construction agreement negotiation process and review of such agreements to help ensure the best possible terms and conditions for the Company.


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



     (c) STORE OPENINGS. Enabling the Company to apply for and otherwise arrange government approvals required for the opening of TSA Stores as large scale stores in the TERRITORY on terms which will most enhance the value of the Company, including advice on compliance with Japanese regulations and customs.

     (d) PERSONNEL. Taking into account Article 4.4 and other relevant sections of the JVA, support and cooperation in identifying and hiring the most appropriate personnel for the Company, including assistance with establishing and maintaining human resource policies.

     (e) ADMINISTRATIVE SYSTEMS. Performing payroll, accounts payable and other administrative functions, on an interim basis, and to allow the Company to establish its own capabilities for such functions.

     (f) DISTRIBUTION. Enabling the Company to set up and maintain an effective and economical distribution system for the TSA Stores in the TERRITORY.

     (g) COMPLIANCE WITH LAWS AND REGULATIONS. Support in securing any and all approvals, licenses, registrations and/or permits required under the laws or regulations of any governmental or similar entity in the TERRITORY having jurisdiction over the Company or the TSA Stores, complying with all such laws and regulations, including those concerning the use, shipment, export, import, sale or other distribution of products or provision of services provided under the TSA Services Agreement and the License Agreement, whether regarding compliance with export and import control regulations, relevant consumer product and health and safety laws (such as those concerning product labeling, instructions, testing and certification), or otherwise. Nothing in this Agreement shall be construed to require JUSCO or the Company to perform any act in violation of such laws AND REGULATIONS.

     (h) MERCHANDISING, STORE DECOR, CUSTOMER SERVICE, ADVERTISING AND PUBLICITY AND INFORMATION SYSTEMS Supplementing the support and cooperation provided by TSA to the Company to merchandise the TSA Stores, establish facades, lay-out, decor and furnishings for the TSA Stores, to train the Company's sales personnel in customer service, to develop the public image of the TSA Stores and to allow the Company to establish information systems that will correspond, with appropriate modifications, to the systems in effect for TSA's stores in the U.S.A.


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



     A request for Requested Assistance made by the Company in accordance with this Article 2.2 shall specify the type of assistance sought and the time frame within which the assistance is needed. JUSCO shall furnish such Requested Assistance in such manner and in such detail as in the reasonable judgment of the Company is necessary to meet its objectives, as described in this Article
2.2. The Parties acknowledge that such Requested Assistance is subject to availability of the subject JUSCO employees or third party contractors or consultants, and that third party contractors or consultants shall not be used without the prior written consent of the Company. In the event that JUSCO is unable to provide the Requested Assistance requested by the Company, JUSCO shall advise the Company in writing, stating the reasons for such inability. Any supplies, equipment or materials required by the Company which JUSCO may assist the Company in obtaining shall be purchased and contracted for either directly by the Company or, as agreed to between JUSCO and the Company, by JUSCO pursuant to Article 7.1. In addition to the requirement in Section 4.5 of the JVA regarding arms'-length dealings between the Company and JUSCO or TSA or any of their Related Companies (as defined in the JVA), JUSCO shall provide the Company with prior written notice in the event that any Requested Assistance, or any purchases under Article 7.1, involve the purchase of supplies, equipment, materials or services from JUSCO OR ONE OF ITS Related or Affiliate Companies (as defined in the JVA), or result in any compensation received by JUSCO or its Related or Affiliate Company in connection with such a purchase.


                                   ARTICLE III
                                    PAYMENTS

     The Company shall pay to JUSCO the Fees and Expenses as follows:

     3.1 PAYMENTS OF FEES FOR REQUESTED ASSISTANCE. During the Term of this Agreement, the Company shall pay the Fees to JUSCO in the manner and at the time specified in Article 4.

     3.2 PAYMENTS OF EXPENSES FOR COMPANY EMPLOYEE SERVICES AND REQUESTED ASSISTANCE. During the Term of this Agreement, the Company shall pay the Expenses to JUSCO in the manner and at the time specified in Article 5.

                                   ARTICLE IV


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


                                 REPORTS -- FEES

     4.1 DELIVERY BY THE COMPANY AND PAYMENT. Within forty-five (45) days after the end of each fiscal quarter of the Company, the Company shall:

         (a) Deliver to JUSCO a report, certified by one of its corporate officers, giving the following particulars concerning Gross Sales during the preceding fiscal quarter, together with documentary proof of payment of any withholding tax (including, without limitation, original receipts or certificates evidencing payment of such taxes):

         (i) Identification and location of TSA Stores which were open for business during the fiscal quarter;

         (ii)  Gross Sales of each such Store;

         (iii) Amount of Fees due JUSCO with respect to each Store and in the aggregate; and

         (iv)  Amount of withholding tax withheld and paid to tax authorities.

         (b) Pay to JUSCO the Fees due for the quarter covered by such report, in Japanese Yen, in immediately available funds, by international bank draft or as otherwise directed by JUSCO. Receipt or acceptance of any report or payment shall not preclude JUSCO from questioning the correctness thereof at any time. In the event that any inconsistency or mistake is discovered by either JUSCO or the Company in such reports or payments, it shall be immediately rectified and, within fifteen (15) Business Days, the appropriate report and payment shall be made.

         4.2 PAYMENT OBLIGATIONS ABSOLUTE. Time is of the essence with respect to the Company's duty to make all payments when due and the Company's obligations to make such payments are absolute, unconditional and not subject to any right of reduction or set-off, except for withholding taxes imposed on the Fees which the Company is required by law to withhold. The Company shall withhold and timely pay such taxes to the proper tax authority at the rate required by statute but reduced to the fullest extent as permitted by tax treaty. Written notice by JUSCO to the Company as to any amount of the Fees shall be PRIMA FACIE evidence that said amount is unpaid as of the date of such notice.


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



         4.3 COMPANY RESPONSE TO INQUIRY; DISCREPANCY; CERTIFICATE OF ACCURACY.

         (a) The Company shall respond in writing to any written inquiry from JUSCO with respect to any report or payment within fifteen (15) Business Days OF receipt thereof.

         (b) If, in the course of an audit or inspection by JUSCO or its representative(s), any discrepancy shall appear with respect to any amount due and payable by the Company and the amount paid, the amount owed shall be paid within fifteen (15) Business Days after the Company's receipt of notice of any such discrepancy.

         (c) Within ninety (90) days after the end of each Fiscal Year of the Company, the Company shall furnish JUSCO a certificate from an independent certified public accountant as to the accuracy of the Company's Fee payments and reports for each such Fiscal Year.

                                    ARTICLE V
                               REPORTS -- EXPENSES

     5.1 DELIVERY BY JUSCO. Within forty-five (45) days after the end of each month (or, in the discretion of JUSCO, within forty-five (45) days after the end of a number of months not in excess of four (4)) JUSCO shall deliver to the Company a report, certified by a corporate officer of JUSCO, giving the details of the amount of Expenses due JUSCO with appropriate itemization of such expenses.

     5.2 TERMS OF PAYMENT FOR EXPENSES. Within thirty (30) days from the receipt of such report, the Company shall pay to JUSCO the Expenses due for the period covered by such report, in Japanese Yen, in immediately available funds, by international bank draft or as otherwise directed by JUSCO. Receipt or acceptance of any report or payment of any sum shall not preclude the Company from questioning the correctness thereof at any time or with holding payment of the amount to which the Company objects. In the event that any inconsistency or mistake is discovered by either JUSCO or the Company in such reports or payments, or if the Company has withheld some portion of the payment, the disagreement shall be immediately rectified and, within fifteen (15) Business Days, the appropriate payment shall be made.


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


         5.3 RELATED PAYMENT OBLIGATIONS. Time is of the essence with respect to the Company's duty to make all payments when due and the Company's obligations to make such payments are absolute, unconditional and not subject to any right of set-off, except for withholding taxes imposed on the Fees which the Company is required by law to withhold. The Company shall withhold and timely pay such taxes to the proper tax authority at the rate required by statute but reduced to the fullest extent as permitted by tax treaty.

                                   ARTICLE VI
                                BOOKS AND AUDITS

         6.1 JUSCO'S BOOKS OF ACCOUNT. JUSCO shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the Expenses, due and payable to JUSCO. Said books of account shall be kept at JUSCO's principal place of business and maintained by JUSCO for a period of at least three (3) years following the end of each subject year during the Term and thereafter and shall be available for inspection by the Company.

         6.2 AUDITS OF JUSCO. During the Term and for a period of three (3) years after expiration or termination of this Agreement, the Company or an independent certified public accountant retained by the Company may audit all statements of account, records and reports provided for in this Agreement, at least once per Fiscal Year. JUSCO shall make available to the Company or said certified public accountant for the purposes of this paragraph any and all records reasonably necessary to the verification of such reports. Any error(s) discovered by such audit shall be corrected by JUSCO within fifteen (15) Business Days after having been notified of such error. The expense of any and all such audits and verifications shall be borne by the Company. However, if the error discovered represents an overcharge by JUSCO of more than 3% of the total charges for the year in question, JUSCO will also promptly reimburse the Company the reasonable costs of such audit.

         6.3 THE COMPANY'S BOOKS OF ACCOUNT. The Company shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of reviewing the Gross Sales and computing the Fees due and payable to JUSCO. Said books of account shall be kept at the Company's principal place of business and maintained by the Company for a period of at least three
(3) years following the end of the subject year during the


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


Term and three (3) years following the expiration or termination of this Agreement and shall be available for inspection by JUSCO.

         6.4 AUDITS OF THE COMPANY. During the Term and for a period of three
(3) years after expiration or termination of this Agreement, JUSCO or an independent certified public accountant retained by JUSCO may audit all statements of account, records and reports provided for in this Agreement, at least once per Fiscal Year. The Company shall make available to JUSCO or said certified public accountant for the purposes of this paragraph any and all records reasonably necessary to the verification of such reports. Any error(s) discovered by such audit shall be corrected by the Company within fifteen (15) Business Days after having been notified of such error. The expense of any and all such audits and verifications shall be borne by JUSCO. However, if the error discovered represents an under payment by the Company of more than 3% of the total charges for the year in question, the Company will also promptly reimburse JUSCO for the reasonable costs of such audit.

                                   ARTICLE VII
                     ADDITIONAL SERVICES AND INDEMNIFICATION

         7.1 PURCHASES OF PRODUCTS AND SERVICES. JUSCO may from time to time purchase or contract for on behalf of the Company certain products (such as software, equipment or merchandise) or services (such as legal, engineering, systems development or accounting services) for such price and upon such terms as shall be agreed upon by JUSCO and the Company, whether by Company representatives or as determined by the Company's Board of Directors. Any purchases made or contracts entered into by JUSCO on behalf of the Company may, at JUSCO's option, either (i) be paid for by JUSCO and billed to the Company on such basis as the Company and JUSCO may mutually agree in writing, or (ii) be billed by the supplier directly to the Company and paid by the Company directly to the supplier pursuant to the terms of the applicable purchase order or service contract. Amounts payable under this Article 7 shall be in addition to the Fees payable under Article 4 and the Expenses payable under Article 5.

         7.2 INDEMNIFICATION. The Company shall defend, indemnify and hold harmless JUSCO or any subsidiary or affiliate of JUSCO, and any of their officers, directors, employees, representatives and agents, at the Company's expense, from and against any claim, damage,


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loss, cost, expense (including reasonable attorneys' fees) or penalty, or any action therefor, arising out of or in connection with the Company's use of the Company Employee Services and Requested Assistance, any conduct performed or failed to be performed by any employee or third party contractor or consultant performing services on behalf of the Company or any products or services provided to the Company pursuant to Article 7.1, including but not limited to any claims for damaged or defective products, product or premises liability, failure to comply with product labeling, instructions, testing or certification requirements, trademark or other proprietary right or intellectual property infringement, negligence, defamation, misappropriation, unfair competition and failure to pay withholding tax. As a condition to the exercise of its indemnification rights under this Agreement, JUSCO or any subsidiary or affiliate of JUSCO must assign to the Company any rights that it may have against its supplier and/or any other third party relating to the occurrence that gave rise to the indemnification obligation of the Company.

                                  ARTICLE VIII
                REPRESENTATIONS, WARRANTIES AND DUTIES OF COMPANY

         The Company represents and warrants to JUSCO and agrees that:

         8.1 EMPLOYMENT RELATIONSHIPS. The Company shall be completely responsible for the payment of all moneys which may be due at any time to its own employees, agents, contractors or representatives, and for all other claims made by such employees, agents, vendors, contractors or representatives. JUSCO shall not for any reason be liable in any way for the Company's termination of employment or other relationships with such parties or other legal entities.

         8.2 APPROVALS, PERMITS, ETC. The Company shall, at its own expense, secure any and all approvals, licenses, registrations and/or permits required under the laws or regulations of any governmental or similar entity having jurisdiction over the Company or the TSA Stores, or over the shipment, export, import, sale or other distribution of products or provision of services within the TERRITORY as these relate to operation of the TSA Stores, including, without limitation, compliance with all export and import control regulations and relevant consumer product and health and safety laws (such as those concerning product labeling, instructions, testing and certification). Nothing in this Agreement shall be


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construed to require JUSCO or the Company to perform any act in violation of such laws.

                                   ARTICLE IX
                 REPRESENTATIONS, WARRANTIES AND DUTIES OF JUSCO

         JUSCO represents and warrants to the Company and agrees that:

         9.1 PERFORMANCE. In rendering services under this Agreement, JUSCO will use reasonable care to perform its obligations in a manner consistent with its practices in operating stores in the TERRITORY, using personnel with the necessary professional aptitude and competence to discharge such obligations.

         9.2 OTHER AGREEMENTS. It is not a party to any agreement inconsistent with this Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 TERM AND TERMINATION.

         (a) This Agreement shall remain in effect for an initial Term of approximately five years from the Effective Date through January 31, 2000, and shall be renewed automatically for subsequent five-year periods unless terminated by written notice by either Party not later than sixty (60) days prior to January 31, 2000 or the subsequent five-year period then in effect. Notwithstanding the foregoing, either Party may terminate this Agreement for any of the reasons set forth in (i) or (ii) below by written notice to the other Party in accordance with (b) or (c) below, as the case may be:

             (i) If the other Party shall fail to perform its obligations as required hereunder or otherwise materially breaches in any manner the terms of this Agreement; or

             (ii) If the other Party shall be unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall file or have filed against it, any petition for relief from creditors or any


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



             petition in bankruptcy, or be adjudicated bankrupt or insolvent, or if any receiver or judicial manager is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed for such Party.

         (b) In the event of breach by one Party of any provision of this Agreement as provided in (a)(i) above, the other Party shall give it notice in writing to cure the breach within sixty (60) days (the "Notice Period") or such longer period as may be agreed upon by the Parties and if the breach is not cured to the satisfaction of the non-breaching Party within such period, such Party shall be entitled to exercise any remedies it may have hereunder, including, without limitation, its right to terminate this Agreement effective upon expiration of the Notice Period, provided that if such breach is capable of being cured but incapable, by reason of its nature, of being cured within the Notice Period, such Party may, in its discretion, delay taking action so long as the other Party shall have begun in good faith to cure such breach within the Notice Period and thereafter proceeds diligently to complete the cure of the breach and such breach is cured within a reasonable period thereafter.

         (c) In the event of the occurrence of any event described in (a)(ii) above with respect to one Party, the other Party may terminate this Agreement effective upon expiration of the Notice Period; provided, however, that the Party affected may avoid such termination if any adverse filing described in
(a)(ii) above is stayed, dismissed or reversed within the Notice Period and it provides satisfactory evidence of same to the other Party within such period.

         (d) This Agreement shall automatically terminate on the date that JUSCO ceases to have a direct or indirect ownership interest in the Company or on the date that the JVA is terminated, whichever is earlier.

         (e) This Agreement may be terminated at any time by mutual written agreement of the Parties.

         (f) Termination of this Agreement for any reason shall not affect obligations which (i) have accrued as of the date of termination, (ii) or arise out of Company Employee Services, Requested Assistance or additional services, transactions or occurrences prior to such date, including but not limited to,
(A) the payment of any Fees, Expenses or other amounts which have accrued as of the


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termination date, (B) the representations, warranties and obligations of the
Company set forth in Article 8, (C) the Company's right to audit as set forth in
Article 6.2, (D) JUSCO's right to audit as set forth in Article 6.4 and (E) the Company's indemnification obligations set forth in Article 7.2.


         10.2 GOVERNING LAW, ARBITRATION AND LANGUAGE.

         (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Japan. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby, shall be settled exclusively by arbitration in ,THE STATE OF HAWAII, U.S.A. in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect. The arbitration shall be heard before three arbitrators, one to be chosen by JUSCO, one to be chosen by the Company and the third to be chosen by those two arbitrators. The arbitration shall be final, binding on the Parties, not subject to any appeal, and shall deal with the question of costs of the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so. Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

         (b) The English language version of this Agreement shall control the rights, obligations and relationships of the Parties and the construction and interpretation of this Agreement, and shall also be the controlling language for all future communications between the Parties concerning this Agreement.


         10.3 NOTICES.

         (a) Any notice or request with respect to this Agreement shall be in writing and shall be delivered personally, by registered mail, by airborne express courier, in each such case directed by each Party to the other, with evidence of transmission, to its respective addresses as follows:

         IF TO THE COMPANY:                 Mega Sports Co., Ltd.
                                        1-5-1, Nakase, Mihama-ku


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                                        Chiba-shi, Chiba-Ken 261,
Japan
                                        Tel:  (043) 212-6068
                                        Fax:  (043) 212-6448

                                        Attn: PRESIDENT AND
REPRESENTATIVE
DIRECTOR

         with a copy to:                The Sports Authority, Inc.
                                        3383 North State Road 7
                                        Fort Lauderdale, Florida
33319
                                        U.S.A.

                                        Tel:  (305) 735-1701
                                        Fax:  (305) 484-0837

                                        Attn: PRESIDENT

         IF TO JUSCO:                   JUSCO Co., Ltd.
                                        1-5-1, Nakase, Mihama-ku
                                        Chiba-shi, Chiba-ken 261,
Japan

                                        Tel:  (043) 212-6098
                                        Fax:  (043) 212-6813

                                        Attn:  GENERAL MANAGER
INTERNATIONAL                                         BUSINESS
DEPARTMENT

         (b) Any notice or request shall be deemed to be given when actually received. Either Party, by written notice to the other Party, may change the address to which notices or requests shall be directed.

         10.4 NO IMPLIED WARRANTIES; LIMITATION ON LIABILITY. Neither JUSCO nor its officers, directors, employees, representatives or agents shall be liable to the Company or to any other party for direct, indirect, special, incidental or consequential damages, losses or injuries, including foreseeable and unforeseeable damages such as lost profits, resulting from or arising out of the use or non-use by the Company of the Company Employee Services or Requested Assistance described in Article 2 or any additional products or services rendered pursuant to or


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



transactions described in Article 7. Neither Party makes any representation or warranty to the other except as specifically set forth herein. ANY PRODUCTS PURCHASED BY JUSCO OR ITS SUBSIDIARIES OR AFFILIATES FOR OR ON BEHALF OF THE COMPANY ARE PURCHASED BY THE COMPANY "AS IS." JUSCO, ITS SUBSIDIARIES AND ITS AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Any claims relative to any products referred to in the foregoing shall be made by the Company solely against the vendor or other warrantor, and nothing herein contained shall be construed as depriving the Company of whatever rights, if any, the Company may have against such party.

         10.5 FURTHER DOCUMENTS. Each Party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         10.6 BINDING EFFECT. All covenants, agreements, representations, warranties and indemnifications in this Agreement by and behalf of either of the Parties shall bind and inure to the benefit of its respective successors and permitted assigns (if any). Upon termination of this Agreement, all obligations and covenants of the Company under this Agreement shall survive and be enforceable.

         10.7 PROHIBITION ON ASSIGNMENT. Neither this Agreement nor any rights granted hereunder may be assigned or pledged by the Company without the prior written consent of an authorized officer of JUSCO, which consent may be withheld at JUSCO's sole discretion.

         10.8 WAIVER. Silence, acquiescence or inaction shall not be deemed a waiver of any right. A waiver shall only be effective if it is in writing, signed by the Party to be charged. Any such waiver shall not be construed to as a continuing waiver or as a waiver of any other breach of a same or similar nature.

         10.9 SEVERABILITY. In the event that any part or portion of this Agreement shall be deemed to be invalid or illegal, then such invalid or illegal portion shall, so far as possible, not affect the validity or legality of the remainder of this Agreement. Further, the Parties agree that they shall attempt to arrive at a modification of any illegal or invalid part so as to render the same legal and


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



valid and within the keeping of the original tenor and spirit of the Agreement .

         10.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the Company Employee Services, Requested Assistance or any additional services rendered pursuant to or transactions described in Article 7, and supersedes all prior negotiations, understandings and agreements, if any, between the Parties, whether oral or written. This Agreement may only be amended or modified by written instrument signed by authorized officers of both Parties. Because both parties are sophisticated and knowledgeable business enterprises with ready access to legal counsel, the principle of construing an ambiguous provision or provisions against the drafter shall be disregarded when construing this Agreement.

         10.11 TITLES AND HEADINGS. Titles and headings herein are for convenient reference only and are not part of this Agreement.

         10.12 CONFIDENTIAL AGREEMENT. The terms of this Agreement are confidential and shall not be disclosed except for the purpose of enforcement or as may be required by law.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                                     EGA SPORTS CO., LTD.

                                                     By:_________________

                                                     Name:_______________

                                                     Title:______________


                                                     JUSCO CO., LTD.

                                                     By:_________________

                                                     Name: ______________

                                                     Title:______________


                                       18